Exhibit 99.1
For immediate release
TRICO REPORTS 2008 THIRD QUARTER RESULTS – INTERNATIONAL REVENUES HIGHLIGHT QUARTERLY EARNINGS
HOUSTON, November 5, 2008 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) (the “Company” or “Trico”) today announced its financial results for the third quarter of 2008, reporting net income of $31.0 million on revenues of $214.8 million, or $1.86 per diluted share. Without the effect of a non-cash gain totaling $18.4 million, net of taxes, or $1.11 per diluted share, related to the accounting treatment for the derivative component of the Company’s 6.5% convertible senior notes, adjusted net income, a non-GAAP measure, would have been $12.6 million, or $0.75 per diluted share, for the third quarter of 2008 (see reconciliation of adjusted non-GAAP net income in the attached table).
Summary Results
Total revenues and operating income for the third quarter of 2008 were $214.8 million and $19.2 million, respectively, more than double the second quarter of 2008 primarily resulting from a full quarter of operations from DeepOcean and CTC Marine, which were acquired in the second quarter of 2008. Also contributing to the improvement in revenues and operating income over the second quarter were increased rates and utilization for all classes of towing and supply vessels.
“This is the first full quarter that includes the acquisitions of DeepOcean and CTC Marine. Earnings per share exceeded expectations despite the strengthening of the dollar against European currencies. The results for our trenching and towing and supply divisions each improved over the second quarter,” commented Chairman, President and Chief Executive Officer, Joe Compofelice. “The subsea and trenching businesses substantially changed the makeup and future prospects for Trico Marine.
“At the end of the third quarter, we had approximately $1.0 billion of termed out, long term contracts spread principally across the subsea and towing and supply businesses. With this backlog of contracts, as well as 75% of our business being with major or national oil companies and 95% of our business in international deep waters, I feel we are in a very good operational position in a changing energy landscape. However, we are very aware of the lack of clarity regarding the oil price outlook and the macro economic environment and we will revisit our plans for 2009 as necessary.”
In the Company’s subsea services division, principally DeepOcean, operating results were slightly below the Company’s expectations due to a late vessel delivery for a contract with Petrobras, which commenced operations in November 2008 and also as a result of downtime on a second quarter newbuild for equipment modifications. DeepOcean had a new vessel delivered in August 2008, the Edda Flora, which immediately commenced a three year contract with Statoil. Additionally, the Company won a two year subsea vessel contract for a multi-purpose
3200 SOUTHWEST FWY — SUITE 2950 — HOUSTON, TEXAS 77027 — (713)780-9926 — FAX (713)780-0062

platform supply vessel, under construction in India, which will be delivered later this quarter. The day rate on this contract is significantly higher than was expected when the Company acquired it as part of Active Subsea in 2007. The Company also completed a decommissioning contract in the North Sea in the third quarter which included a package of both CTC Marine and DeepOcean services.
In the Company’s trenching division, principally CTC Marine, results met Company expectations including completion during the quarter of previously deferred projects. During the third quarter, CTC was also awarded a new frame agreement with Statoil, furthering opportunities to market subsea and trenching services as a package. The trenching division experienced 100% utilization in the third quarter with projects including cable lay and burial work in China and increased services to telecommunications providers, Alcatel and Tyco.
For the towing and supply division, day rates and utilization improved across all vessel classes in the third quarter 2008 compared to the second quarter, but were especially strong for North Sea class vessels and for vessels operating in the Gulf of Mexico. During the quarter, both dry docking costs and operating costs were in line with Company expectations. In the two most recent quarters, the towing and supply division has renewed five long term contracts in international markets with an average day rate increase of over 30%. These new day rates will become effective principally in the first quarter of 2009. Day rates showed further improvement, on a local currency basis, during October.
During the third quarter of 2008, the Company took delivery of two newbuild vessels, the Edda Flora referenced above and one new SPSV, the Mystic. The Mystic will start work on a two year contract in Mexico in 2009; at present the vessel is currently 100% utilized in the Gulf of Mexico.
In the fourth quarter of 2008, the Company will take delivery of two additional newbuilds: one SPSV, the Moon, which has a two year contract in Mexico; and the first delivery of eight multi-purpose subsea service vessels acquired as part of Active Subsea.
Operating income in the third quarter was negatively affected by the strengthening of the US dollar against the Norwegian Kroner, Euro and British Pound as well as severance costs associated with the acquisitions consummated in the second quarter 2008, which amount in the aggregate totaled approximately $3 million.
At the end of the quarter, the Company had $95 million in cash and $763 million in net debt. During the third quarter of 2008, the Company spent $76 million to complete the purchase of DeepOcean and $40 million to retire certain DeepOcean debt.
The Company’s current cash and credit availability to fund capital expenditures is $330 million. Committed capital expenditures through the end of 2010 are $240 million.

Conference Call Information
The Company will conduct a conference call at 8:30 a.m. EST on Thursday, November 6, 2008, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (877) 856-1965, access code 7142803, in the United States or (719) 325-4749, access code 7142803, from outside the country.
A telephonic replay of the conference call will be available until November 20, 2008, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 7142803 (international calls should use (719) 457-0820, access code 7142803).
About Trico
The Trico Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching equipment. The Trico Group is headquartered in Houston, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact info:
Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926

The following table sets forth the Company’s net income (loss) for the second and third quarters of 2008, excluding the effect of the net gain discussed above for the third quarter of 2008 and the charge discussed in the table below for the second quarter of 2008, and provides a reconciliation of adjusted net income to net income (loss) recorded under U.S. GAAP:

	Three Months Ended
	September 30, 2008		June 30, 2008
		Diluted earnings		Diluted earnings
	Results	(loss) per share	Results	(loss) per share
Net income (loss), as reported	$30,970	$1.86	$(3,005)	$(0.20)
Adjustments:
Impact of financial derivatives	(29,449)	(1.77)	5,877 (a)	0.40
Tax effect	11,043	0.66	(1,879)	(0.13)

Non-GAAP adjusted net income	$12,564	$0.75	$993	$0.07

(a)	The second quarter net loss and loss per share included pre-tax non-cash charges totaling $5.9 million as a result of accounting for the derivative component of the 6.5% convertible senior notes and a foreign currency swap instrument.
The following table reconciles Adjusted EBITDA to operating income:

	Three Months	Three Months
	Ended	Ended
	September 30, 2008	June 30, 2008
Adjusted EBITDA	$41,518	$19,952
Amortization of non-cash deferred revenues	93	97
Gain (loss) on sale of assets	(10)	(91)
Stock-based compensation	(735)	(1,543)
Depreciation and amortization	(21,673)	(12,895)

Operating income	$19,193	$5,520

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2008	June 30, 2008	September 30, 2008	September 30, 2007

Revenues	$214,793	$104,292	$378,260	$191,125

Operating expenses:
Direct operating expenses	155,113	70,846	258,952	97,751
General and administrative	18,804	14,940	44,511	30,059
Depreciation and amortization expense	21,673	12,895	41,315	17,789
(Gain) loss on sales of assets	10	91	(2,736)	(2,858)

Total operating expenses	195,600	98,772	342,042	142,741

Operating income	19,193	5,520	36,218	48,384

Interest income	2,529	3,271	7,378	(3,036)
Interest expense, net of amounts capitalized	(11,694)	(6,176)	(18,093)	(3,493)
Foreign exchange gain (loss)	(25)	309	1,548	10,827
Change in fair value of embedded derivative	31,515	(2,310)	29,205	—
Other expense, net	(25)	(2,937)	(3,063)	(365)

Income before income taxes and noncontrolling interest of consolidated subsidiary	41,493	(2,323)	53,193	52,317
Income tax expense (benefit)	7,670	(859)	9,095	22,322

Income before noncontrolling interest of consolidated subsidiary	33,823	(1,464)	44,098	29,995

Noncontrolling interest of consolidated subsidiary	(2,853)	1,541	(5,235)	2,200

Net income (loss)	$30,970	$(3,005)	$38,863	$32,195

Earnings (Loss) per Common Share:
Basic	$2.09	$(0.20)	$2.65	$2.19

Diluted	$1.86	$(0.20)	$2.45	$2.10

Weighted Average Shares Outstanding:
Basic	14,827	14,815	14,684	14,719

Diluted	16,680	14,815	15,865	15,347

Cash Flow Data (Unaudited):
Cash provided by operating activities	$26,643	$38,502	$70,753	$70,329
Cash used in investing activities	(94,138)	(449,428)	(566,674)	(53,157)
Cash provided by financing activities	11,953	433,638	469,219	130,773
Capital expenditures (a)	15,914	29,666	77,472	18,573

Balance Sheet Data:	September 30, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$95,468	$131,463
Total assets	1,538,862	681,744
Total short-term debt	80,772	3,258

Total long-term debt (including derivative liability)	777,885	157,287
Total liabilities	1,107,481	278,644
Stockholders’ equity	414,086	390,222

(a)	Capital expenditures for property, plant and equipment, included within investing activities, excludes acquisition of businesses.

Trico Marine Services, Inc.
Consolidating Statements of Income
(Unaudited)
(Dollars in thousands)

	Towing and			Corporate &
	Supply	Subsea Services	Trenching	Eliminations	Total
Three Months Ended September 30, 2008
Revenues	$58,989	$105,276	$59,550	$(9,022)	$214,793

Operating expenses:
Direct operating expenses	31,530	87,633	44,972	(9,022)	155,113
General and administrative	6,223	3,740	2,679	6,162	18,804
Depreciation and amortization	5,825	9,787	6,013	48	21,673
Loss on sale of assets	10	—	—	—	10

Total operating expenses	43,588	101,160	53,664	(2,812)	195,600

Operating income (loss)	$15,401	$4,116	$5,886	$(6,210)	$19,193

	Towing and			Corporate &
	Supply	Subsea Services	Trenching	Eliminations	Total
Three Months Ended June 30, 2008
Revenues	$47,605	$41,223	$15,464	$—	$104,292

Operating expenses:
Direct operating expenses	27,542	30,034	13,270	—	70,846
General and administrative	4,946	1,349	2,269	6,376	14,940
Depreciation and amortization	5,917	4,502	2,427	49	12,895
Loss on sale of assets	91	—	—	—	91

Total operating expenses	38,496	35,885	17,966	6,425	98,772

Operating income (loss)	$9,109	$5,338	$(2,502)	$(6,425)	$5,520

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Unaudited)

	Month of	Three Months Ended
	October 2008	September 30, 2008	June 30, 2008		March 31, 2008
Average Day Rates:

Towing and Supply
AHTSs (1)	$34,432	$37,476	$32,983		$39,373
PSVs (2)	19,958	18,991	17,486		17,959
OSVs (3)	8,530	7,856	7,252		7,163

Subsea
SPSVs (4)	$24,433	$22,422	$21,941		$18,709
MSVs (5)	69,988	84,973	88,384	(6)	64,411	(6)

Trenching	$155,055	$163,254	$177,165	(6)	$167,902	(6)

Utilization:

Towing and Supply
AHTSs (1)	96%	97%	78%		87%
PSVs (2)	95%	96%	92%		91%
OSVs (3)	88%	87%	82%		77%

Subsea
SPSVs (4)	85%	78%	81%		94%
MSVs (5)	80%	80%	77	%(6)	78	%(6)

Trenching	88%	100%	90	%(6)	84	%(6)

Average Number of Vessels:

Towing and Supply
AHTSs (1)	6.0	6.0	6.0		6.0
PSVs (2)	7.0	7.0	7.0		7.0
OSVs (3)	38.0	38.0	38.0		38.2

Subsea
SPSVs (4)	6.0	5.4	5.0		5.0
MSVs (5)	9.0	9.4	9.0	(6)	9.3	(6)

Trenching	4.2	3.7	3.0	(6)	2.7	(6)

(1)	Anchor handling, towing and supply vessels

(2)	Platform supply vessels

(3)	Offshore supply vessels

(4)	Subsea platform supply vessels

(5)	Multi-purpose service vessels

(6)	Note that Subsea MSV and Trenching metrics include activity related to DeepOcean and CTC Marine prior to the acquisition date. This data has been provided for informational purposes only.